Exhibit 3.3

ARTICLES OF CORRECTION
for
Ocwen Financial Corporation

Document Number (if known): S75556

Pursuant to the provisions of Section 607.0124 or 617.0124, Florida Statutes, this corporation files these Articles of Correction within 30 days of the file date of the document being corrected.

These articles of correction correct the Articles of Amendment to Articles of Incorporation, filed with the Department of State on December 28, 2010.

Specify the inaccuracy, incorrect statement, or defect: The effective date of the Articles of Amendment to Articles of Incorporation of Ocwen Financial Corporation was incorrectly stated as December 28, 2010.

Correct the inaccuracy, incorrect statement, or defect: The effective date of the Articles of Amendment to Articles of Incorporation of Ocwen Financial Corporation is January 1, 2011.

/s/ Kristen Wagner

(Signature of a director, president or other officer – if directors or officers have not been selected, by an incorporator - if in the hands of the receiver, trustee, or other court appointed fiduciary, by that fiduciary.)

Kristen Wagner
(Typed or printed name of person signing)

Assistant Secretary
(Title of person signing)